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                                                                       EXHIBIT 2

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                            ASSIGNMENT AND ASSUMPTION

         ASSIGNMENT AND ASSUMPTION, dated March 27, 1997 between David Blech ("Blech") and the Michael G. Jesselson 12/19/80 Trust and the Benjamin J. Jesselson 12/18/80 Trust (the "Assignees").

         WHEREAS, Blech is the "Purchaser" under and as defined in the Stock Purchase Agreement, dated as of November 18, 1996, as amended (the "Agreement"; Terms used and not defined herein shall have the respective meanings as defined in the Agreement), among Blech, Xechem International, Inc., a Delaware corporation (the "Company"), and Ramesh C. Pandey, pursuant to which, among other things, the Purchaser has agreed to purchase certain shares of the capital stock of the Company; and

         WHEREAS, Blech wishes to assign to the Assignees, and the Assignees wish to assume, the obligations of Blech to purchase certain of such shares;

         NOW, THEREFORE, Blech and the Assignees hereby agree as follows:

         1. Blech hereby assigns to the Assignees Blech's rights to purchase 10,000,000 shares of Common Stock (the "Assigned Shares"), which are a part of the Fifth Shares. Each of the Assignees is purchasing 5,000,000 of the Assigned Shares.

         2. Each Assignee hereby assumes, and agrees to perform, all of Blech's obligations under the Agreement with respect to the Assigned Shares purchased by it, as if such Assignee were the "Purchaser" with respect thereto.

         3. Each Assignee further agrees to be bound by, and hereby becomes a party to, the Stockholders Agreement, as a "Purchaser Stockholder" as defined therein.

         4. Pursuant to Section 10.6(b) of the Agreement, each Assignee hereby represents and warrants as follows:

                  (a) Organization. Such Assignee is a trust duly organized and validly existing under the laws of the State of New York, with all requisite power and authority to own, lease, license, and use its properties and assets and to carry on the business in which it is now engaged and the business in which it contemplates engaging.

                  (b) Authority to Buy. Such Assignee has all requisite power and authority to execute, deliver, and perform this Assignment (which performance, for all purposes of this Assignment, shall include performance of the obligations assumed by such Assignee under the Agreement and the Stockholders Agreement). All necessary trust proceedings of such Assignee have been duly taken to authorize the

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execution, delivery, and performance of this Assignment by such Assignee. This
Assignment has been duly authorized, executed, and delivered by such Assignee, and this Assignment is the legal, valid, and binding obligation of such Assignee and is enforceable as to such Assignee in accordance with its terms.

                  (c) No Conflicts. No consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local, or other governmental authority or any court or other tribunal is required for the execution, delivery, or performance by such Assignee of this Assignment. No consent of any party to any Contract to which such Assignee is a party, or to which it or any of its businesses, properties, or offsets are subject is required for the execution, delivery, or performance of this Assignment by such Assignee; and the execution, delivery, and performance of this Assignment by such Assignee will not violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under, entitle any party to rights and privileges that such party was not receiving or entitled to receive immediately before this Assignment was executed under, or create any obligation on the part of such Assignee that it was not paying or obligated to pay immediately before this Assignment was executed under, any term of any such Contract or violate or result in a breach of any term of the trust agreement of such Assignee, or violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, or decree binding on such Assignee or to which it or any of its businesses, properties, or assets are subject,

                  (d) Non-Distributive Intent. Such Assignee is an accredited investor. Such Assignee is acquiring the Assigned Shares purchased by it for its own account (and not for the account of others) for investment and not with a view to the distribution thereof. Such Assignee will not sell or otherwise dispose of the Assigned Shares (whether pursuant to a liquidating distribution or otherwise) without registration under the Securities Act or an exemption therefrom, and tho certificate or certificates representing the Assigned Shares may contain a legend to the foregoing effect. Such Assignor has been given access to the kind of financial and other information about the Company as would be contained in a registration statement filed under the Securities Act. Without limiting the foregoing, such Assignee acknowledges receipt of the SEC reports and the other documents listed in or attached to Exhibit 4.3 to the Agreement. Such Assignee understands that it may not sell or otherwise dispose of the Assigned Shares in the absence of either a registration statement under the Securities Act or an exemption from the registration provisions of the Securities Act.

                  (e) Completeness of Disclosure. No representation or warranty by such Assignee in this Assignment contains or (except for

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changes beyond the control of such Assignee) on any Closing Date on which such
Assignee purchases Assigned Shares will contain an untrue statement of a material fact or omits or (except for changes beyond the control of such Assignee) on any such Closing Date will omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

         5. The Company shall be entitled to rely on, and shall be a third party beneficiary of, the representations, warranties, covenants, and agreements of Blech and the Assignees contained in this Assignment.

         6. The address for notices to each Assignee shall be c/o Michael Jesselson, Jesselson Capital, 1301 Sixth Avenue, Suite 4101, New York, New York 10019.

         7. At any time and from time to time, each party hereto agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary more effectively to carry out the transfer of assets and assumption of liabilities contemplated by this Assignment.

         8. This Assignment shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Assignment as of The date first above written.

                                        /s/ DAVID BLECH
                                        -------------------------------
                                                 David Blech

                                        MICHAEL G. JESSELSON 12/18/80
                                        TRUST

                                        By /S/ MICHAEL G. JESSELSON
                                        -------------------------------

                                        BENJAMIN J. JESSELSON 12/18/80
                                        TRUST

                                        By /S/ MICHAEL G. JESSELSON
                                        -------------------------------

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